Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the
CIBER, Inc. Savings 401(K) Plan:

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-81320 and 333-61287) pertaining to the Savings 401(K) plan of CIBER, Inc. of our report dated June 23, 2010, with respect to the financial statements and schedules of the CIBER, Inc. Savings 401(K) Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Denver, Colorado
June 23, 2010